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                                                                   EXHIBIT 99(A)



[POPULAR, INC. LOGO]


News Release

For additional information contact:
Jorge A. Junquera                                    Olga Mayoral Wilson, APR
Chief Financial Officer                              Senior Vice President and Manager
Senior Executive Vice President                      Public Relations and Communications
Telephone (787) 754-1685                             Telephone: (787) 764-2004
Or visit our web site at http://www.popularinc.com

       POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER ENDED MARCH 31, 2003

 First Quarter Net Income Reported at $99.1 million, An 11% Increase From Same
  Quarter Last Year Double-Digit Asset Growth to $33.7 billion, Compared With
                            $30.3 billion Last Year

            San Juan, PR - April 11, 2003 - Popular, Inc. (the Corporation) (NASDAQ: BPOP, BPOPO) reported net income of $99.1 million for the first quarter of 2003 compared with $89.0 million for the same quarter of 2002, an increase of $10.1 million, or 11%. Basic and diluted earnings per common share (EPS) for the quarter were $0.74, or 17% higher than $0.63 for the quarter ended March 31, 2002. Net income for the last quarter of 2002 was $80.8 million, or $0.61 per share.

         "Given the uncertain global environment we were very pleased with our results for the first quarter of 2003," said Jorge Junquera, Chief Financial Officer of Popular, Inc. "Noteworthy achievements this quarter included the fact that we posted double-digit growth in assets, and realized sequential improvement in net interest margins - a particularly impressive gain when viewed against the backdrop of the current low-interest rate environment."

         Junquera continued, "In addition, we continue to execute on our strategy of investing in long-term growth for Popular, Inc., paying special attention to high-growth markets outside of our core base in Puerto Rico. In particular, we saw substantial growth in our U.S. business, and we will continue to invest in efforts to build our brand and enhance our electronic platform to drive further expansion in these areas. We believe this strategy of sound fiscal management coupled with growth-oriented investment will continue to build shareholder value going forward."

2- POPULAR, INC. 2003 FIRST QUARTER RESULTS


         The Corporation's return on assets (ROA) and return on common equity
(ROE) for the first quarter of 2003 were 1.21% and 17.39%, respectively, compared with 1.19% and 16.83% for the same period in 2002. For the last quarter of 2002, these ratios were 0.96% and 14.64%.

         The Corporation's net income for the first quarter of 2003, when compared with the same period a year ago, reflected higher net interest income by $24.4 million and non-interest income by $1.8 million. The provision for loan losses decreased by $6.2 million. These variances were partially offset by a rise in operating expenses of $21.4 million and an increase in income tax of $0.8 million.

          The Corporation's net interest income rose 9%, from $285.4 million in the first quarter of 2002 to $309.8 million in 2003. This increase resulted from a favorable variance of $18.1 million due to a higher volume of average earning assets and $6.3 million due to a higher net interest spread. The increase in average earning assets of $2.6 billion was driven by a $1.5 billion increase in the average loan portfolio, mainly mortgage and commercial loans, and a $1.1 billion increase in average money market, trading and investment securities, mostly U.S. agency securities. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $1.5 billion and $921 million, respectively. The net interest yield for the quarter ended March 31, 2003, was 3.94% compared with 3.95% for the first quarter of 2002. For the last quarter of 2002 the net interest yield was 3.81%. The increase in the net interest margin since the last quarter of 2002 stems mainly from a lower cost of interest bearing liabilities, partially offset in the most part by lower commercial loan yields due to the floating rate characteristics of approximately 50% of this portfolio.

         The provision for loan losses totaled $48.2 million, or 125% of net charge-offs, for the first quarter of 2003, compared with $54.4 million or 110%, respectively, for the same period in 2002. The decrease in the provision is due in part to lower net charge-offs and to the fact that most of the growth in the loan portfolio was in mortgage loans, which historically represents a low-risk portfolio with minimal losses. Net charge-offs for the quarter ended March 31, 2003, were $38.4 million or 0.79% of average loans, compared with $49.7 million or 1.10% for the first quarter of 2002. The decline in net charge-offs as compared with the first quarter of 2002 is mainly due to lower commercial loans net charge-offs, including construction loans, which declined by $9.8 million. Net charge-offs for the quarter ended December 31, 2002 amounted to $31.9 million or 0.66% of average

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3- POPULAR, INC. 2003 FIRST QUARTER RESULTS



loans. The provision for loan losses for the fourth quarter of 2002 totaled $50.0 million or 157% of net charge-offs. The increase in net charge-offs from the end of 2002 to March 31, 2003 was partly due to commercial and construction loans, reflecting the impact of weakening economic conditions in the U.S. and Puerto Rico markets and the uncertainty associated with the war with Iraq.

         Non-interest income amounted to $132.2 million for the first quarter of 2003, compared with $130.4 million in the same period of 2002, an increase of $1.8 million, or 1%. This increase was mostly associated with rises in other service fees by $4.7 million, mainly debit and credit card fees, insurance agency commissions and check cashing fees. Gains on sales of loans rose $1.6 million, while service charges on deposit accounts grew by approximately $0.9 million, mainly related to commercial accounts. Gains on sale of securities amounted to $1.4 million for the first quarter of 2003, an improvement of $5.4 million compared with losses of $4.0 million for the same period in the previous year. These favorable variances were partially offset by derivatives losses in the first quarter of 2003 of $10.7 million, mostly attributed to changes in the fair value of the Corporation's interest rate swaps, compared with a slight derivative gain of $0.5 million in the first quarter of 2002.

         Operating expenses totaled $263.6 million in the first quarter of 2003, compared with $242.2 million for the same period in the previous year, an increase of $21.4 million, or 9%. Personnel costs increased by $12.0 million, driven mostly by higher salaries, pension, incentive compensation and profit sharing. The Corporation lowered the assumed discount rate and rate of return for the pension plan in 2003. All other operating expenses, excluding personnel costs, increased $9.4 million, or 8%, compared with the first quarter of 2002. Most categories resulted in increases from the first quarter of the previous year, including costs associated with business promotion, equipment, net occupancy, communications and professional fees, among others. Operating expenses decreased $18.7 million, or 7%, compared with the last quarter of 2002. This decrease was mostly attributed to the $21.6 million forfeiture resulting from the settlement of the federal investigation, which has been previously disclosed to the market.

         The Corporation's total assets at March 31, 2003 amounted to $33.7 billion, compared with $30.3 billion at March 31, 2002 and $33.7 billion at December 31, 2002. At March 31, 2003, total loans amounted to $19.9 billion, compared with $18.3 billion at the same date in the previous year


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4- POPULAR, INC. 2003 FIRST QUARTER RESULTS



and $19.6 billion at December 31, 2002. Mortgage loans accounted for the largest growth in the portfolio, rising $1.1 billion, or 17%, since March 31, 2002 and $353 million, or 5%, from December 31, 2002. Investment and trading securities totaled $10.9 billion at March 31, 2003, compared with $9.9 billion at March 31, 2002. Investment and trading securities totaled $11.2 billion at December 31, 2002. The decrease since the end of 2002 is partly attributed to higher prepayment in the collateralized mortgage obligations and mortgage backed securities portfolios.

         The allowance for loan losses amounted to $384 million as of March 31, 2003, or 1.93% of loans, compared with $342 million or 1.87% at the same date in 2002. At December 31, 2002, the allowance for loan losses was $373 million or 1.90% of loans. Non-performing assets were $597 million or 3.01% of ending loans at March 31, 2003, compared with $494 million or 2.70% at the end of the first quarter of 2002 and $539 million or 2.75% at December 31, 2002. The allowance as a percentage of non-performing loans was 69.58% as of March 31, 2003, compared with 74.45% at the end of the first quarter of 2002 and 74.58% at December 31, 2002. The increase in non-performing assets since March 31, 2002 is primarily associated with mortgage loans, which rose by $94 million, or 45%. Non-performing mortgage loans were $303 million or 51% of non-performing assets and 4% of total mortgage loans as of March 31, 2003, compared with $209 million or 42% of non-performing assets and 3% of total mortgage loans as of March 31, 2002. The increase in non-performing mortgage loans was primarily driven by portfolio growth, coupled with increased delinquency due to deteriorating economic conditions. Mortgage loans net charge-offs as a percentage of the average mortgage loan portfolio were 0.24% in the first quarter of 2003, compared with 0.14% in the first quarter of 2002. Since December 31, 2002, non-performing assets have increased by $58 million, or 11%, mainly in the commercial and mortgage loans categories, which rose by $33 million and $24 million, respectively. At the end of 2002, non-performing mortgage loans were $279 million or 52% of non-performing assets and 4% of total mortgage loans, while mortgage loans net charge-offs as a percentage of this average portfolio were 0.26% for that quarter. The increase in commercial non-performing loans reflects the impact of the continued deteriorating economic conditions, as reflected by higher unemployment and higher crude oil costs, coupled with the economic uncertainty caused by the war.


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5- POPULAR, INC. 2003 FIRST QUARTER RESULTS



         Deposits totaled $17.6 billion at March 31, 2003, compared with $16.5 billion at March 31, 2002, an increase of $1.1 billion or 7%. Total deposits at December 31, 2002 were $17.6 billion. The growth since March 31, 2002 was mostly reflected in savings and demand deposits. Borrowed funds increased $1.7 billion, reaching $12.8 billion at March 31, 2003, from $11.1 billion the same date in the previous year. At December 31, 2002, borrowed funds totaled $13.0 billion. The increase in borrowings from March 31, 2002 was mainly to fund loan growth and for investment activities.

         At March 31, 2003, stockholders' equity was $2.7 billion, compared with $2.2 billion as of the same date last year. Stockholders' equity was $2.4 billion at December 31, 2002. The increase in stockholders' equity since March 31, 2002 reflects the issuance of 7,475,000 shares of the Corporation's 6.375% Non-cumulative Monthly Income Preferred Stock, 2003 Series A, in the first quarter of 2003. This issuance, net of related costs, contributed approximately $182 million in additional capital, which qualifies as Tier I capital for regulatory purposes. The increase in equity since March 31, 2002 also reflects earnings retention and an increase in the unrealized gains on the securities available-for-sale portfolio. This latter item improved by $183 million. These changes were partially offset by the repurchase of $139 million in common stock from Banco Popular Retirement Plan in May 2002. When compared with December 31, 2002 the increase in total stockholders' equity was mostly associated with the preferred stock issuance and earnings retention.

         The market value of the Corporation's common stock at March 31, 2003, was $33.99 per common share, compared with $29.22 at March 31, 2002, and $33.80 at December 31, 2002. The Corporation's market capitalization at March 31, 2003, March 31, 2002 and December 31, 2002,was $4.5 billion, $4.0 billion and $4.5 billion, respectively. At March 31, 2003, the Corporation's common stock had a book value per share of $18.75.

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPO, respectively.

         The information included in this press release may contain certain forward-looking statements, which involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest


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6- POPULAR, INC. 2003 FIRST QUARTER RESULTS


rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements.

                                      * * *

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                         Quarter ended
                                                             March 31,                         First
                                                  -------------------------------             Quarter     -----------
                                                                                            2003 - 2002     Fourth
                                                                                               Percent      Quarter
                                                        2003              2002                Variance        2002
                                                  -------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                    $    503,282       $   495,819                1.51%    $   513,869
Interest expense                                        193,521           210,404               (8.02)        210,588
                                                   ------------------------------------------------------------------

Net interest income                                     309,761           285,415                8.53         303,281
Provision for loan losses                                48,209            54,454              (11.47)         50,049
                                                   ------------------------------------------------------------------

Net interest income after provision
  for loan losses                                       261,552           230,961               13.25         253,232

Other income                                            142,338           134,937                5.48         140,100
(Loss) gain on derivatives                              (10,655)              511                               2,018
Gain (loss) on sale of securities                         1,414            (4,010)                               (668)
Trading account loss                                       (937)           (1,030)              (9.03)           (662)
                                                   ------------------------------------------------------------------

Total other income                                      132,160           130,408                1.34         140,788

Salaries and benefits                                   126,104           115,362                9.31         116,061
Profit sharing                                            6,245             4,940               26.42           6,281
Amortization of intangibles                               2,027             2,543              (20.29)          2,067
Other operating expenses                                129,266           119,321                8.33         157,917
                                                   ------------------------------------------------------------------

Total operating expenses                                263,642           242,166                8.87         282,326
                                                   ------------------------------------------------------------------

Income before income tax and minority interest          130,070           119,203                9.12         111,694
Income tax                                               30,903            30,148                2.50          30,783
Net gain of minority interest                               (78)              (11)                                (82)
                                                   ------------------------------------------------------------------

Net income                                         $     99,089       $    89,044               11.28     $    80,829
                                                   ==================================================================

Net income applicable to common stock              $     98,140       $    86,534               13.41     $    80,829
                                                   ==================================================================

Earnings per common share (basic and diluted)      $       0.74       $      0.63                         $      0.61
                                                   ============       ===========                         ===========
Dividends declared per common share                $       0.20       $      0.20                         $      0.20
                                                   ============       ===========                         ===========

Average common shares outstanding                   132,576,589       136,475,530                         132,455,106
Common shares outstanding at end of period          132,552,289       136,459,471                         132,439,047

SELECTED AVERAGE BALANCES
Total assets .............................          $33,158,518       $30,417,589                9.01     $33,561,982
Loans ....................................           19,537,968        18,058,011                8.20      19,358,320
Earning assets ...........................           31,419,738        28,856,733                8.88      31,850,245
Deposits .................................           17,526,977        16,526,180                6.06      17,355,008
Interest-bearing liabilities .............           27,059,335        24,625,174                9.88      27,518,002
Stockholders' equity .....................            2,314,620         2,154,243                7.44       2,189,848

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets .............................          $33,695,291       $30,317,366               11.14     $33,660,352
Loans ....................................           19,861,883        18,256,924                8.79      19,582,119
Earning assets ...........................           31,763,555        28,879,107                9.99      31,899,765
Deposits .................................           17,637,847        16,524,154                6.74      17,614,740
Interest-bearing liabilities .............           26,958,141        24,506,639               10.00      27,203,321
Stockholders' equity .....................            2,672,596         2,184,827               22.33       2,410,879

PERFORMANCE RATIOS
Net interest yield* ......................                 3.94%             3.95%                              3.81%
Return on assets .........................                 1.21              1.19                               0.96
Return on common equity ..................                17.39             16.83                              14.64

CREDIT QUALITY DATA
Non-performing assets ....................          $   596,927           493,575               20.94      $  539,255
Net loans charged-off ....................               38,440            49,685              (22.63)         31,905
Allowance for loan losses ................              383,517           341,744               12.22         372,797
Non-performing assets to total assets ....                 1.77%             1.63%                               1.60%
Allowance for losses to loans ............                 1.93              1.87                                1.90


*Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this quarter.

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